Exhibit 4.2

Execution Version

FINANCE AUTHORITY OF MAINE

and

CASELLA WASTE SYSTEMS, INC.
______________________________________
SECOND AMENDMENT
Dated as of February 1, 2017
to
FINANCING AGREEMENT
Dated as of December 1, 2005
______________________________________
Relating to
$25,000,000
FINANCE AUTHORITY OF MAINE
SOLID WASTE DISPOSAL REVENUE BONDS
(CASELLA WASTE SERVICES, INC. PROJECT)
SERIES 2005

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SECOND AMENDMENT TO FINANCING AGREEMENT
This SECOND AMENDMENT TO FINANCING AGREEMENT (the “Second Amendment”) is dated as of February 1, 2017, between FINANCE AUTHORITY OF MAINE (the “Authority”), and CASELLA WASTE SYSTEMS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”);
W I T N E S S E T H:
WHEREAS, the Authority previously issued its $25,000,000 Finance Authority of Maine Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2005 (the “Bonds”) pursuant to an Indenture dated as of December 1, 2005 (as amended and supplemented prior to the date hereof and as of the date hereof, the “Indenture”) between the Authority and U.S. Bank National Association (as successor to LaSalle Bank National Association), as trustee (the “Trustee); and
WHEREAS, the Authority and the Company entered into a Financing Agreement (the “2005 Agreement”) dated as of December 1, 2005, pursuant to which the Authority loaned the proceeds of the Bonds to the Company to finance the Project; and
WHEREAS, in connection with a conversion of a portion of the Bonds on February 1, 2012, the Company and the Authority entered into a First Amendment to Financing Agreement dated as of February 1, 2012 (the “First Amendment” and together with this Second Amendment and the Original Agreement, the “Agreement”), which modified the 2005 Agreement (as amended by the First Amendment, the “Original Agreement”) to provide for guarantees in favor of the Trustee with respect to the Series 2005R-2 Bonds (as defined in the Indenture) during any time when a Letter of Credit is not in effect supporting such Bonds, and made other modifications to the Original Agreement; and
WHEREAS, pursuant to Section 10.5 of the Original Agreement and Section 9.5 of the Indenture, the parties are permitted to amend the Original Agreement by written agreement of the Authority and the Company and upon the written consent of the Trustee and the Credit Provider, if applicable, and, with respect to certain amendments, the consent of the Holders of a majority in principal amount of the Bonds affected thereby then Outstanding; and
WHEREAS, the Company intends to cause all of the Bonds in the aggregate amount of $25,000,000 to bear interest at a Term Interest Rate effective as of February 1, 2017, and on the date (the “Conversion Date”) of (i) such conversion from the Weekly Rate to a Term Interest Rate in the case of the Series 2005R-1 Bonds (as defined in the Indenture) and (ii) the adjustment from an existing Term Interest Rate to a new Term Interest Rate in the case of the Series 2005R-2 Bonds, the Series 2005R-1 Bonds and the Series 2005R-2 Bonds shall be subject to mandatory tender for purchase (collectively, (a) and (b), the “Conversion”), and shall be remarketed as a single series of $25,000,000 aggregate principal amount of Finance Authority of Maine Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project), Series 2005R-3 (the “Series 2005R-3 Bonds”); and

WHEREAS, in connection with such Conversion, the Company and the Authority have agreed to modify the Original Agreement to provide for additional guarantees in favor of the Trustee with respect to the Bonds when a Letter of Credit is not in effect supporting such Bonds, and to make other modifications to the Original Agreement; and
WHEREAS, the amendments set forth in this Second Amendment shall be effective as of the Conversion Date, and the Holders of the Bonds on the Conversion Date after giving effect to the Conversion shall be deemed to have consented to such terms and amendments on such date, as evidenced by their purchase of the remarketed Bonds;
NOW, THEREFORE, for and in consideration of the premises and the material covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:
Section 1.Definitions and Interpretations.
(a)    Terms. Terms not otherwise defined herein shall have the meanings set forth in Section 1.1 of the Indenture and in the Guaranty. While Bonds bear interest in different Interest Rate Periods, the term “Bonds” shall mean only the Bonds of the applicable subseries bearing interest in a particular Interest Rate Period, as the context may require.
(b)    References to Guarantor/Guaranty. Notwithstanding anything contained herein to the contrary, provisions referencing the Guarantors and/or the Guaranty shall be deemed to apply only to those subseries of the Bonds that have been guaranteed by the Guarantors pursuant to the Guaranty.
Section 2.    Amendments to Definitions.
The definition of “Capital Lease” is hereby amended and restated in its entirety to read as follows:
“’Capital Lease’ means a lease under which the Company is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP as in effect on February 1, 2017, the Conversion Date referenced in the Second Amendment.”
Section 3.    Amendments to Article V – Special Covenants and Agreements.
(a)    Section 5.3 of the Original Agreement is hereby amended and restated in its entirety to read as follows:
“Section 5.3    The Company’s Maintenance of Its Existence.

The Company covenants and agrees that during the term of this Agreement it (a) will maintain its existence as a corporation in good standing in the State of Delaware and qualified to do business in the State, (b) will not dissolve, sell or otherwise dispose of all or substantially all of its assets and (c) will not combine or consolidate with or merge into another entity so that the Company is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Company may enter into such transaction with the prior consent of the Authority, which consent shall not be unreasonably withheld, if (i) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder, (ii) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State and (iii) the Company shall deliver to the Authority and Trustee prior to or substantially contemporaneously with the consummation of the transaction an Approving Opinion.
If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.
Notwithstanding the foregoing, for so long as Section 5.13 hereof shall be in effect with respect to the Bonds or a subseries of Bonds, the covenants set forth in Subsections 5.3(b) and 5.3(c) above shall not be effective with respect to such Bonds or subseries of Bonds.”
(b)    Section 5.13 of the Original Agreement is hereby amended and restated in its entirety to read as follows:
“Section 5.13     Change of Control.
The provisions of this Section 5.13 shall be effective with respect to any Bonds or subseries thereof for so long as (A) such Bonds or subseries are not secured by a Letter of Credit and (B) such Bonds or subseries (i) are in the Term Interest Rate Period ending on December 31, 2024 or (ii) are in another Term Interest Rate Period, unless (with respect to clause (ii)) the Company has given written notice to the Authority, the Trustee and the Remarketing Agent at least 20 days prior to the first day of such other Term Interest Rate Period, that the provisions of this 5.13 will not be effective with respect to such Bonds or subseries in such other Term Interest Rate Period.

If a Change of Control occurs, each Holder of Bonds will have the right to require the Company to repurchase all or any part (in a principal amount equal to $5,000 or an integral multiple of $5,000 in excess thereof; provided that no such repurchase may result in a Holder owning less than an Authorized Denomination) of that Holder’s Bonds pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Bonds repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Bonds on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Agreement and described in such notice. Such notice shall state:
(1)that the Change of Control Offer is being made pursuant to this Section 5.13 and that all Bonds tendered and not withdrawn will be accepted for payment;
(2)the purchase price (including the amount of accrued interest) and the Change of Control Payment Date;
(3)that any Bond not tendered will continue to accrue interest;
(4)that, unless the Company defaults in making payment therefor, any Bond accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(5)that Holders electing to have a Bond purchased pursuant to a Change of Control Offer will be required to surrender the Bond, with the form entitled “Option of Holder to Elect Purchase” on the Bond completed, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
(6)that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business (5:00 p.m. New York time) on the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Bonds the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Bonds purchased;
(7)that Holders whose Bonds are purchased only in part will be issued new Bonds in a principal amount equal to the unpurchased portion of the Bonds surrendered; and

(8)the circumstances and relevant facts regarding such Change of Control.
On or before the Change of Control Payment Date, the Company will, to the extent lawful:
•accept for payment all Bonds or portions thereof properly tendered pursuant to the Change of Control Offer;
•deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Payment in respect of all Bonds or portions thereof so tendered; and
•deliver or cause to be delivered to the Trustee the Bonds so accepted together with a certificate of an Authorized Representative stating the aggregate principal amount of Bonds or portions thereof being purchased by the Company.
The Company will cause the Paying Agent to promptly pay to each Holder of Bonds so tendered the Change of Control Payment for such Bonds (in the same manner as payment of interest on the Bonds, to the Bondholders of record, or Direct Participants with respect to Book-Entry Bonds, on the Record Date), and the Company will cause the Trustee to promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each such new Bond will be in a principal amount of $100,000 or an integral multiple of $5,000 in excess thereof.
The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.
The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Bonds validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Bonds properly tendered in accordance with the terms of such Alternate Offer. Any Alternate Offer may be terminated by the Company or such third party at any time prior to the consummation of the applicable Change of Control. The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the earlier of (a) the consummation of the Change of Control or (b) any termination of the Alternate Offer by the Company or such third party prior to the consummation of the applicable Change of Control, must permit Holders to withdraw any tenders of Bonds made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.
Notwithstanding the foregoing, in the event that the Bonds shall be subject to redemption or mandatory tender (or the Company has exercised a right to do so) on the same date that the Bonds are subject to a Change of Control Offer, the redemption and mandatory tender provisions in the Indenture shall control, including without limitation with respect to the redemption price or Purchase Price of 100% of the principal amount of the Outstanding Bonds plus accrued and unpaid interest.
The Company will comply, and will use reasonable efforts to ensure that any third party making a Change of Control Offer or an Alternate Offer will comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with such Change of Control Offer or an Alternate Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Agreement relating to a Change of Control Offer, the Company will not be deemed to have breached its obligations under this Agreement by virtue of complying with such laws or regulations.”
(c)    Section 5.14 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.14     Maintenance of Guaranty; Additional Subsidiary Guarantees. The provisions of this Section 5.14 shall be effective with respect to any Bonds or subseries thereof for so long as (A) such Bonds or subseries are not secured by a Letter of Credit and (B) such Bonds or subseries (i) are in the Term Interest Rate Period ending on December 31, 2024 or (ii) are in another Term Interest Rate Period, unless (with respect to clause (ii)) the Company has given written notice to the Authority, the Trustee and the Remarketing Agent at least 20 days prior to the first day of such other Term Interest Rate Period, that the provisions of this 5.14 will not apply to such Bonds or subseries in such other Term Interest Rate Period.
If any Subsidiary (i) becomes a guarantor, borrower and/or issuer in respect of the Senior Credit Facility or (ii) if the Senior Credit Facility has been terminated, becomes a guarantor of any other issue of indebtedness of the Company of $5.0 million or more in aggregate principal amount (per issue), then that Subsidiary shall become a Guarantor and shall, concurrently with the guarantee of such indebtedness:
(1)    execute and deliver to the Trustee a signature page to the Guaranty pursuant to which such Subsidiary shall unconditionally guarantee the Guaranteed Obligations (as defined in the Guaranty) on the terms set forth in the Guaranty; and
(2)    deliver to the Trustee an Opinion of Counsel that the Guaranty constitutes a valid and legally binding and enforceable obligation of such Subsidiary, subject to customary exceptions.
Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Guaranty. The guarantees under the Guaranty are subject to release upon the terms set forth in the Guaranty.”
Section 4.    Amendments to Article VII – Loan Default Events. Subsections 7.1(g) and (h) of the Original Agreement are hereby amended and restated in their entirety to read as follows:
“(g)    So long as the Bonds are in a Term Interest Rate Period and no Letter of Credit is in effect, the existence of a default under and as defined in the Senior Credit Facility, but only if such default has resulted in the acceleration of the obligations owed under the Senior Credit Facility prior to their final stated maturities and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect; or

(h)    So long as the Bonds are in a Term Interest Rate Period and no Letter of Credit is in effect, and the Company shall have been deemed discharged from its obligations (other than any indemnification and other obligations which survive the termination of the Senior Credit Facility) with respect to the Senior Credit Facility (as set forth in the Senior Credit Facility), a default under, and as defined in, the indenture, agreement or instrument governing any bond, note, Capital Lease, or any other indebtedness for borrowed money of the Company in the principal amount of $10 million or more (collectively, the “Indebtedness”), but only if such default with respect to any such Indebtedness has resulted in the acceleration of such Indebtedness prior to its final stated maturity and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect.”
Section 5.    Effective Date. This Second Amendment shall take effect on February 1, 2017.
Section 6.    Ratification of Previous Actions. All previous actions taken by the Authority, the Company and the Trustee in conformance with this Second Amendment are hereby ratified and confirmed by the Authority, the Company and the Trustee, respectively.
Section 7.    Severability. If any provision of this Second Amendment shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.
Section 8.    Governing Law. This Second Amendment shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State.
Section 9.    Complete Agreement. Except as amended by this Second Amendment, the Original Agreement shall remain in full force and effect and the Original Agreement, as amended and supplemented by this Second Amendment, constitutes the entire agreement between the parties.
Section 10.    Execution of Counterparts. This Second Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Finance Authority of Maine has caused this Second Amendment to be executed in its name and Casella Waste Systems, Inc. has caused this Second Amendment to be executed in its name by a duly authorized officer all as of the date first above written.

FINANCE AUTHORITY OF MAINE
By:    /s/ Bruce Wagner
Name:    Bruce Wagner
Title:    Chief Executive Officer

CASELLA WASTE SYSTEMS, INC.
By:    /s/ Edmond R. Coletta
Name:    Edmond R. Coletta
Title:    Senior Vice President and Chief Financial Officer

Consented to:

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:    /s/ Patricia M. Trlak
Name:    Patricia M. Trlak
Title:    Vice President

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